[Letterhead of Public Storage]                                   EXHIBIT 99.(a)




      =================================================================
      IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT
      (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.
      =================================================================



                                   June 16, 1997


       Re:  Tender Offer for Units of
            PS Partners V, Ltd., a California Limited Partnership
            -----------------------------------------------------


Dear Unitholder:

          Public Storage, Inc. (the "Company") is offering to purchase up to 30,000 of the limited partnership units (the "Units") in PS Partners V, Ltd., a California Limited Partnership (the "Partnership") at a net cash price per Unit of $355 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP.

          The Offer is not conditioned upon a minimum number of Units being tendered. If more than 30,000 Units are validly tendered, the Company will only accept 30,000 Units, with such Units purchased on a pro rata basis.

          SINCE THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

          The Company has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. The Company urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $355 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on July 21, 1997, unless extended.

          We thank you for your prompt attention to this matter.

                                   Very truly yours,

                                   PUBLIC STORAGE, INC.



                                   By: /S/ Harvey Lenkin
                                       ---------------------------
                                       Harvey Lenkin
                                       President

                   OFFER TO PURCHASE FOR CASH UP TO 30,000
                         LIMITED PARTNERSHIP UNITS OF
          PS PARTNERS V, LTD., A CALIFORNIA LIMITED PARTNERSHIP, AT
                              $355 NET PER UNIT
                                      BY
                             PUBLIC STORAGE, INC.


        ==============================================================
        THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD
        WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 21, 1997 UNLESS THE OFFER IS EXTENDED.
        ==============================================================



     PUBLIC STORAGE, INC. (THE "COMPANY" OR "PSI"), A GENERAL PARTNER OF THE PARTNERSHIP, IS OFFERING TO PURCHASE UP TO 30,000 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PS PARTNERS V, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $355 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 30,000 UNITS (APPROXIMATELY 20% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY 30,000 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

          /./ Since the Company is a General Partner of the Partnership, no recommendation is made to Unitholders with respect to the Offer.

          /./ The Offer Price was established by the Company and is not the result of arm's length negotiations.

          /./ No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)
                             ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at (800) 421-2856 or
(818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by the Company. See "The Offer - Soliciting Agent."

                             ____________________

          /./ The Company, which currently owns 51% of the outstanding Units and is in a position to control all Partnership voting decisions, could, after the Offer, own as much as 71% of the Units and continue to be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction.

          /./ The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit.

          /./ The General Partners believe that the Partnership's mini-warehouses, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          /./ As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. See "Special Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 or by accessing the Commission's World Wide Web site at http://www.sec.gov. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc. ("PCX"), 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on
Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                       The First National Bank of Boston


              By Mail                        By Hand                 By Overnight Courier
 The First National Bank of Boston      BancBoston Trust       The First National Bank of Boston
       Shareholder Services            Company of New York     Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway                 150 Royall Street
        Mail Stop 45-02-53                  3rd Floor                 Mail Stop 45-02-53
         Boston, MA 02105              New York, NY 10006              Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----

SUMMARY................................................................................... 1
    The Companies......................................................................... 1
    The Offer............................................................................. 1
    Purpose of the Offer.................................................................. 1
    Position of the General Partners With Respect to the Offer............................ 1
    Special Considerations................................................................ 2

SPECIAL CONSIDERATIONS.................................................................... 2
    Conflicts of Interest with Respect to the Offer....................................... 2
    No Arms' Length Negotiation........................................................... 2
    Control of all Partnership Voting Decisions by the Company............................ 3
    Offer Price May Be Less than Amount Received Upon Liquidation......................... 3
    Possible Increase in Value............................................................ 3
    Alternatives to Tendering Units....................................................... 3

BACKGROUND AND PURPOSE OF THE OFFER....................................................... 4
    The Partnership....................................................................... 4
    The Company........................................................................... 5
    Prior Tender Offers................................................................... 5
    Relationships......................................................................... 5
    Purpose of the Offer.................................................................. 7

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER................................ 7

DETERMINATION OF OFFER PRICE..............................................................11

THE OFFER.................................................................................11
    Terms of the Offer....................................................................11
    Proration; Acceptance for Payment and Payment for Units...............................11
    Procedures for Tendering Units........................................................12
    Withdrawal Rights.....................................................................13
    Extension of Tender Period; Termination and Amendment.................................13
    Source of Funds.......................................................................14
    Conditions of the Offer...............................................................14
    Fees and Expenses.....................................................................15
    Soliciting Agent......................................................................15
    Dissenters' Rights and Investor Lists.................................................15
    Federal Income Tax Consequences.......................................................15
    Miscellaneous.........................................................................16

EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS.............................................16
    Control of the Partnership............................................................16
    Effect on Trading Market..............................................................16
    Partnership Status....................................................................16
    Partnership Business..................................................................16

MARKET PRICES OF UNITS....................................................................17
    General...............................................................................17
    Information Obtained from Dean Witter Regarding Sales Transactions....................18
    Information From The Stanger Report Regarding Sales Transactions......................18
    Information from the Chicago Partnership Board Regarding Sales Transactions...........19


                                     (iii)

                                                                                         Page
                                                                                         ----
CERTAIN RELATED TRANSACTIONS..............................................................20
    Joint Venture Interests...............................................................20
    General Partners' Interest............................................................20
    Property Management...................................................................20
    Limited Partner Interests.............................................................20

SCHEDULE 1  -  PARTNERSHIP DISTRIBUTIONS.................................................1-1

SCHEDULE 2  -  PROPERTY INFORMATION......................................................2-1

SCHEDULE 3  -  PARTNERSHIP FINANCIAL STATEMENTS..........................................3-1

SCHEDULE 4  -  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF THE PARTNERSHIP..............................4-1

SCHEDULE 5  -  DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC...................5-1

                                     (iv)

To the Holders of Limited Partnership Units of
PS Partners V, Ltd., a California Limited Partnership


                                    SUMMARY

     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE COMPANIES

PS Partners V, Ltd., a
California Limited Partnership  The Partnership, organized in 1985, owns interests in 33 mini-warehouses, 32 of which are owned jointly with the Company, and an interest in an operating partnership that owns business parks. The general partners of the Partnership are B. Wayne Hughes, the chairman of the board and chief executive officer of the Company, and the Company (the "General Partners"). See "Background and Purpose of the Offer -- The Partnership" and "-- Relationships." At March 31, 1997, there were approximately 3,449 holders of record owning 148,000 Units. The Company owns 76,059 Units in the Partnership (approximately 51% of the outstanding Units).

Public Storage, Inc.            The Company is a real estate investment trust
                                ("REIT"), organized in 1980 as a California corporation, that has invested primarily in existing mini-warehouses. The Company is one of the general partners of the Partnership. See
                                "Background and Purpose of the Offer --The
                                Company" and "-- Relationships."

THE OFFER

Number of Units
Subject to Offer                30,000 (approximately 20% of the outstanding
                                Units)

Offer Price                     $355 per Unit (the "Offer Price")

Expiration, Withdrawal
and Proration Date              July 21, 1997, unless extended.  See
                                "The Offer."

PURPOSE OF THE OFFER

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms it believes are attractive to the Company and its shareholders. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its shareholders. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units. See "Background and Purpose of the Offer -- Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. The Offer Price is less than the General Partners' estimate of the liquidation value per Unit. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. The

General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          /./ The General Partners have substantial conflicts of interests with respect to the Offer;

          /./ The Offer Price has been established by the Company and is not the result of arms' length negotiations;

          /./ No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

          /./ After the Offer, the Company, which currently owns 51% of the outstanding Units and is in a position to control all Partnership voting decisions, could own as much as 71% of the Units and continue to be in a position to control all Partnership voting decisions;

          /./ The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit;

          /./ The General Partners believe that the Partnership's mini-warehouses, like mini-warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

          /./ As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of the Units now or later. See "Special Considerations."

                            SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by the Company, a General Partner of the Partnership, the Company has substantial conflicts of interest with respect to the Offer. The Company has an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. The Company could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different, and the unaffiliated person might have been able to negotiate a higher Offer Price. The Company, the largest owner and operator of mini-warehouses in the United States, believes that the Offer presents an opportunity to increase, on attractive terms, its investment in mini-warehouses in which it already has an interest.

          Control of all Partnership Voting Decisions by the Company.  The
          ----------------------------------------------------------
          Company, which currently owns 51% of the outstanding Units and is in a position to control all Partnership voting decisions, could, after the Offer, own as much as 71% of the Units and continue to be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction. This voting power could (i) prevent non-tendering Unitholders from taking action they desired but that the Company opposed and (ii) enable the Company to take action desired by the Company but opposed by non-tendering Unitholders. Substantially all of the Partnership's properties are owned jointly with the Company. Conflicts could exist between the best interests of the Partnership and the Company with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interests of the Company, while a sale could be in the interest of the Partnership.

          Offer Price Less than General Partners' Estimate of Liquidation Value
          ---------------------------------------------------------------------
          per Unit.  The Offer Price is 10% less than the General Partners'
          --------
          estimate of the liquidation value per Unit. There is no present intention to liquidate the Partnership. The Offer may not be advantageous to Unitholders who do not need to sell their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  The General Partners believe that the
          --------------------------
          Partnership's mini-warehouses, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $74,000,000 from the sale of 148,000 Units at $500 per Unit in a registered public offering of the Units completed in November 1985. All of the Partnership's net proceeds of that offering were invested in 33 mini-warehouses (32 of which were acquired jointly with the Company) and in two business parks (one of which was acquired jointly with the Company). In January 1997, the Partnership (and the Company and other affiliated partnerships) transferred business parks (including the Partnership's two business parks) to an operating partnership formed to own and operate business parks in exchange for partnership interests in the operating partnership.

     The general partners of the Partnership are B. Wayne Hughes, the chairman of the board and chief executive officer of the Company, and the Company. The Partnership's properties are managed by the Company. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for 1996 and for the first three months of 1997), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results for 1996 and for the first three months of 1997, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 2, 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                          Three Months Ended
                                             March 31, (3)                  Year Ended December 31,
                                          ------------------    -----------------------------------------------
                                                                (In thousands, except per Unit data)
                                              1997      1996       1996      1995      1994      1993      1992
                                              ----      ----       ----      ----      ----      ----      ----
OPERATING DATA:
Revenues                                    $3,469   $ 3,860    $15,938   $15,770   $15,349   $14,276   $14,007
Depreciation and amortization                  647       944      3,793     3,603     3,537     3,771     3,435
Net income                                     703       506      2,187     2,403     2,336     1,289     1,642
General partners' share of
  net income                                   106       104        416       518       418       335       346
Limited partners' per Unit data (1):
  Net income                                  4.03      2.72      11.97     12.74     12.96      6.45      8.76
  Cash distributions                          6.00      6.00      24.00     30.02     24.00     19.60     20.02
Funds from operations (2)(3)                 1,659     1,634      6,578     6,209     6,105     5,532     5,210

                                             As of March 31,                 As of December 31,
                                             ---------------    -----------------------------------------------
                                                                (In thousands, except per Unit data)
                                                      1997(3)      1996      1995      1994      1993      1992
                                                      ------       ----      ----      ----      ----      ----
BALANCE SHEET DATA:
Cash and cash equivalents                            $   404    $   453   $ 2,059   $ 1,794   $   657   $ 1,813
Total assets                                          69,939     70,356    74,525    76,818    78,462    82,855
Mortgage notes payable                                    --         --     2,935     2,976     3,014     5,864
Book value per Unit (3)                               252.11     254.07    266.11    283.39    294.43    307.59
---------------

(1) Limited Partners' per Unit data is based on the weighted average number of Units (148,000) outstanding during the year.

(2) Funds from operations is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization, and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(3)  Unaudited.

     THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At March 31, 1997, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock) in 1,111 properties located in 38 states, consisting of 1,066 mini-warehouse facilities and 45 business parks. The Company's Common Stock (symbol "PSA") and ten series of preferred stock are traded on the NYSE. Since November 1995, the Company has been self-administered and self-managed through a merger with Public Storage Management, Inc. ("PSMI"). At March 31, 1997, the Company had total assets, total debt and total shareholders' equity of approximately $2.7 billion, $108 million and $2.4 billion, respectively.

     The Company's principal executive offices are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. Its telephone number is
(818) 244-8080.

     Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission, the NYSE or the PCX, in the manner described on the inside front cover to this Offer to Purchase.

     PRIOR TENDER OFFERS. In July 1994, the Company acquired in tender offers 35,106 Units at $281 per Unit.

     RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by B. Wayne Hughes, its chairman of the board and chief executive officer. Mr. Hughes and the Company are the General Partners of the Partnership, the properties of which are also managed by the Company.

                             [CHART OMITTED HERE]
                            Description of Graphic

     Chart illustrating the affiliated relationships among the Partnership, the Company and BWH: the Company is a general partner and the property manager of the Partnership and owner of 51% of the Units in the Partnership; BWH is a general partner of the Partnership; BWH owns 39% of the Company and Public Shareholders own 61% of the Company.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.



BWH          =  B. Wayne Hughes. Mr. Hughes, one of the General Partners, is the
                chairman of the board and chief executive officer of the
                Company.
Partnership  =  PS Partners V, Ltd., a California Limited Partnership.
Company      =  Public Storage, Inc., the Corporate General Partner and owner of
                51% of the Units in the Partnership. Percentage of stock ownership of the Company by BWH represents percentage of outstanding shares of Common Stock deemed beneficially owned
                (under Commission rules), as of April 15, 1997, by BWH and members of his immediate family.

     PURPOSE OF THE OFFER. The Company, a general partner of the Partnership, currently owns a joint venture interest (ranging from approximately 30% to 50%) in 32 of the Partnership's 33 mini-warehouses and, in September 1993, the Company became a co-General Partner in the Partnership. Accordingly, the Company is familiar with the operations and prospects of the Partnership. In addition, the Company beneficially owns 76,059 of the 148,000 outstanding Units in the Partnership (51%). All of these Units have been acquired since January 1, 1991 for an aggregate purchase price of 779,186 shares of Company Common Stock (approximately $6,132,800) and $13,635,028 in cash. Substantially all of these Units were acquired directly from Unitholders, including 35,106 Units acquired in tender offers completed in July 1994 at $281 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units -- General."

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms that the Company believes are attractive to the Company and its shareholders. The Company believes that it will benefit from ownership of Units acquired in the Offer and from distributions attributable to them. None, or only a small portion, of such distributions is expected to constitute taxable income. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its Shareholders. In addition, the acquisition of Units will assist the Company in retaining its REIT status by reducing its non-qualifying income resulting from its November 1995 merger with PSMI.

          POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since the Company is a General Partner of the Partnership and there is no independent general partner, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, INCLUDING NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. See "Market Prices of Units."

     The Offer Price is 10% less than the General Partners' estimate, based on the independent limited appraisal described below, of the liquidation value per Unit. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses. Although the General Partners originally anticipated a liquidation of the Partnership in 1990-1993, since the completion of the Partnership's offering in 1985, significant changes have taken place in the financial and real estate markets that must be taken into account in considering the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses from 1984 to 1988, which has increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including changes in tax laws), which has significantly affected property values and decreased sales activities and (iii) the reduced sources of real estate financing.

     The Partnership engaged Lawrence R. Nicholson, MAI, a principal with the firm of Nicholson-Douglas Realty Consultants, Inc. ("NDRC") to perform a limited investigation and appraisal of the Partnership's property portfolio. In a letter appraisal report dated December 31, 1996, NDRC indicated that, based on the assumptions contained in the report, the aggregate market value of the Partnership's 35 properties (consisting not only of the Partnership's interest but also including the Company's interest), as of November 30, 1996, was $99,300,000 ($85,100,000 for the 33 mini-warehouses and $14,200,000 for the two business parks). NDRC's report is limited in that NDRC did not inspect the properties and relied primarily upon the income capitalization approach in arriving at its opinion. NDRC's aggregate value conclusion represents the 100% property interests, and although not valued separately, includes both the interest of the Partnership in the properties, as well as the interest of the Company, which owns a joint venture interest (ranging from about 10% to 50%) in 33 of the 35 properties (two of which were transferred in January 1997). The analytical process that was undertaken in the appraisal included a review of the properties' unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of net operating income was projected for the properties (an aggregate of $8,312,000 for the 33 mini-warehouses and $1,606,000 for the two business parks). In the case of the mini-warehouses, value estimates were then made using both a direct capitalization analysis ($86,600,000) and a discounted cash flow analysis ($85,000,000). In applying the discounted cash flow analysis, projections of cash flow from each property were developed for an 11-year period ending in the year 2007. Growth rates for income and expenses were assumed to be 3.5% per year. NDRC then used a terminal capitalization rate of 10.0% to capitalize each property's 11th year net operating income into a residual value at the end of the holding period. The 10 yearly cash flows plus the residual or reversionary proceeds net of sales costs were then discounted to present worth using a discount rate of 12.5%. In the direct capitalization analysis, NDRC applied a 9.5% capitalization rate to the stabilized net operating income of the mini-warehouses. These value estimates were then compared to an estimated value using a regression analysis ($84,500,000) applied to approximately 300 sales of mini-warehouses to evaluate the reasonableness of the estimates using the direct capitalization and discounted cash flow analysis.

     The business parks were valued using a direct capitalization analysis by applying a 10.5% capitalization rate to the business parks' stabilized net operating income and then making adjustments for any necessary capital improvements and costs of stabilization. NDRC has prepared other appraisals for the General Partners and their affiliates and is expected to continue to prepare appraisals for the General Partners and their affiliates. No environmental investigations were conducted with respect to the limited investigation of the Partnership's properties. Accordingly, NDRC's appraisal did not take into account any environmental cleanup or other costs that might be incurred in connection with a disposition of the properties. Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or financial condition. In addition to assuming compliance with applicable environmental laws, the appraisal also assumed, among other things, compliance with applicable zoning and use regulations and the existence of required licenses.

     Unitholders should recognize that appraisals are opinions as of the date specified, are subject to certain assumptions and the appraised value of the Partnership's properties may not represent their true worth or realizable value. There can be no assurance that, if these properties were sold, they would be sold at the appraised values; the sales price might be higher or lower than the appraised values.

     Unitholders may obtain a copy of the letter appraisal report from Public Storage's Investor Services Department by telephoning (818) 244-8080, ext. 218.

     NDRC had previously appraised the Partnership's properties. In a letter appraisal report dated May 13, 1996, NDRC indicated that, based on the assumptions contained in the report, the aggregate market value of the Partnership's 35 properties (consisting not only of the Partnership's interest but also including the Company's interest), as of January 31, 1996, was $96,900,000 ($78,600,000 for the 33 mini-warehouses and $18,300,000 for the two business parks). The lower appraised value of the two business parks as of November 30, 1996 compared with their appraised value as of January 31, 1996 results primarily from a reduction in net operating income at one of the business parks.

     Based on NDRC's limited appraisal (as of November 30, 1996), the General Partners have estimated a liquidation value per Unit of $394. This liquidation value was calculated assuming (i) the properties owned by the Partnership and the Company were sold at the values reflected in NDRC's report, (ii) costs of 5% of the sales price of the properties were incurred in the sale of the properties, (iii) the proceeds from the properties held jointly by the Partnership and the Company were allocated between them in accordance with the joint venture agreement and (iv) the Partnership's other net assets were liquidated at their book value at March 31, 1997.

     The computations on which this estimated liquidation value was based are summarized in the following table:

         Estimated value of Partnership's interest in
           properties based on NDRC's December 31, 1996 report (1)      $ 59,306,000

         Plus:
           Other tangible assets (2)                                         590,000

         Less:
           Prepaid rents and security deposits (2)                          (529,000)
           Accounts payable and accrued expenses (2)                        (422,000)
                                                                        ------------

         Net Proceeds Available for Distribution                        $ 58,945,000
                                                                        ============

         Amount per Unit (3)                                            $        394
                                                                        ============

_______________

(1) Assumes estimated sales expenses of 5% and proceeds from the sale of the jointly held properties allocated between the Partnership and the Company based on the joint venture agreement. The Partnership's two business parks were transferred in January 1997. See "Background and Purpose of the Offer--The Partnership."

(2)  As of March 31, 1997.

(3) Based on 148,000 Units and 1,494 equivalent units (reflecting the Company's 1% capital interest in the Partnership).

     Since the Partnership's organization, all depreciation deductions relating to the jointly held properties have been allocated to the Partnership. Under the joint venture agreement, the Company would be entitled to a share of the proceeds of a current sale of certain of the properties that is larger than its proportionate interest in the properties and conversely the Partnership is entitled to a share that is smaller. However, if the properties increase in value, the Partnership's share of the proceeds from a sale of such properties would more closely approximate its proportionate interest in the properties.

     Although, as noted above, the original time frame for the liquidation of the Partnership has passed, the Company is not offering to purchase the properties and the General Partners have not solicited any proposal for the acquisition of the Partnership or its properties. The General Partners do not believe that this is an opportune time to sell the Partnership's properties. The Partnership's results of operation have improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of new construction in 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership, if the properties were sold to the Company. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations -- Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same fees with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has entered into merger agreements with 17 affiliated REITs under which the Company has acquired, or is acquiring, the REITs' properties in transactions under which the REITs' shareholders were, or are being, afforded, on a tax free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs' shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     Unlike the Offer, an acquisition of the Partnership's properties by the Company (or a merger of the Partnership with the Company) would lengthen the federal income depreciation schedule of the Partnership's properties resulting in a higher portion of the net operating income generated by the properties being taxable and would not be in the economic interest of the Company and its shareholders. The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

          The Company does not intend any material change in the Partnership's operations after the Offer. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, the Company could own as much as 71% of the Units and thus continue to control a sale of the properties.

                         DETERMINATION OF OFFER PRICE

     The Offer Price has been established by the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The Offer Price represents 90% of the General Partners' estimate, based on an independent limited appraisal (as of November 30, 1996), of the liquidation value per Unit. In arriving at the Offer Price, the estimated liquidation value per Unit was reduced by 10% to reflect ongoing Partnership administrative expenses and lack of liquidity of the Units. See "Position of the General Partners with Respect to the Offer."

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer") (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 30,000 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on July 21, 1997, unless and until the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire. Unitholders who tender their Units will not be obligated to pay partnership transfer fees or commissions.

     The Offer Price is $355 per Unit.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its reasonable discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered,
(iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided to the Company the list of Unitholders for the purpose of disseminating the Offer. UNITHOLDERS WHOSE UNITS ARE ACCEPTED FOR PAYMENT IN THE OFFER WILL NOT RECEIVE ANY CASH DISTRIBUTIONS PAYABLE AFTER THE EXPIRATION DATE, INCLUDING THE DISTRIBUTION PAYABLE ON OR ABOUT SEPTEMBER 15, 1997.

     The Company beneficially owns 76,059, or 51%, of the outstanding Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 30,000, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 30,000 Units, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment only 30,000 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units, the Company will not accept any Units tendered by such Unitholder in the Offer.

     If proration of tendered Units is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Company may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Company's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Company does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Company and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Company is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     The Company reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on July 21, 1997 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Company as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Company. Such appointment will be effective when, and only to the extent that, the Company accepts such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of the Company will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Company reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Company's acceptance for payment of such Units, the Company must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after August 15, 1997.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if the Company is unable to purchase or pay for Units for any reason, without prejudice to the Company's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Company and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Company may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Units on behalf of the Company, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Units that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum 10 business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, the Company may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. The Company expects that approximately $10,917,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 30,000 Units are tendered and accepted for payment. These funds will be available from the Company's general corporate funds.

     CONDITIONS OF THE OFFER. The obligation of the Company to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of the Company with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units,
     (v) imposing material limitations on the ability of the Company effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; and

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other leading institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

     The foregoing conditions are for the reasonable benefit of the Company. The conditions may be waived by the Company at any time and from time to time in its reasonable discretion. Any determination by the Company will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. The Company has retained The First National Bank of Boston to act as Depositary in connection with the Offer. The Company will pay the Depositary reasonable and customary compensation for its services. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 30,000 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $267,000, including: legal and accounting fees and expenses ($20,000), printing ($4,700), filing fees ($2,100), Depositary Agent fees and expenses ($10,000), Soliciting Agent fees ($213,000), distribution of Offer materials ($7,200) and miscellaneous ($10,000).

     SOLICITING AGENT. The Company has retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by the Company. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer. Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units and whether the Unitholder will be able to utilize currently any capital losses that result from the sale in the Offer. However, the Company anticipates that Unitholders who acquired their Units in an early closing of the original offering and who sell all of their Units in the Offer will generally recognize a capital gain of approximately $92 per Unit as a result of the sale (assuming a sale effective at the end of the second quarter of 1997 based on the Company's estimate of the Partnership's 1997 income and distributions). The tax impact, however, could be quite different for Unitholders who acquired their Units after the original offering. To the extent a Unitholder recognizes a capital loss on the sale of all Units, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years. BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, THE COMPANY MAY IN ITS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

     FOLLOWING THE TERMINATION OF THE OFFER, THE COMPANY MAY MAKE AN OFFER FOR UNITS NOT TENDERED IN THIS OFFER, WHICH MAY BE ON TERMS SIMILAR OR DIFFERENT FROM THOSE DESCRIBED IN THE OFFER. THERE IS NO ASSURANCE THAT, FOLLOWING THE EXPIRATION DATE, THE COMPANY WILL MAKE ANOTHER OFFER FOR UNITS NOT TENDERED IN THE OFFER.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     CONTROL OF THE PARTNERSHIP.   After the Offer, the Company will continue to
be in a position to control the vote of the limited partners. See "Special Considerations -- Control of all Partnership Voting Decisions by the Company."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The Company believes the purchase of Units by the Company, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company.

     Although after the Offer the Company may acquire additional Units thereby increasing its ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings and no Partnership assets have been identified for sale or financing.

                            MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the Company has purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                         Number of Total        Percentage of         Number of
     Year                             Units Transferred(1)    Units Outstanding    Transactions(1)
     ----------------------------------------------------------------------------------------------

     1994                                  36,983(2)(3)             24.99%           1,782(2)(3)
     1995                                  11,923(4)                 8.06%              58(4)
     1996                                   1,107(5)                  .75%              46(5)
     1997 (through March 31)                  310(6)                  .21%              16(6)
---------------

(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1994, the Company purchased 437 Units in 19 transactions: 70 Units at $235.00 per Unit (January 1), 23 Units at $240.00 per Unit (January 1), 10 Units at $241.00 per Unit (January 1), 47 Units at $240.00 per Unit (April
     1), 42 Units at $265.00 per Unit (April 1), 105 Units at $265.00 per Unit (July 1), and 140 Units at $285.00 per Unit (October 1).

(3) In 1994, the Company accepted for purchase 35,106 Units tendered in response to the Company's cash tender offers at $281.00 per Unit.

(4) In 1995, the Company purchased 11,083 Units in 21 transactions: 10 Units at $274.28 per Unit (January 1), 194 Units at $281.00 per Unit (April 1), 140 Units at $281.00 per Unit (July 1), 6 Units at $273.17 per Unit (October
     1), 20 Units at $274.28 per Unit (October 1), 30 Units at $279.26 per Unit (October 1), and 10,683 Units at $281.00 per Unit (October 1).

(5) In 1996, the Company purchased 474 Units in 22 transactions: 92 Units at $281.00 per Unit (January 1), 60 Units at $286.00 per Unit (April 1), 45 Units at $290.00 per Unit (April 1), 100 Units at $300.00 per Unit (April
     1), 20 Units at $280.56 per Unit (July 1), 5 Units at $285.80 per Unit (July 1), 50 Units at $286.00 per Unit (July 1), 20 Units at $290.00 per Unit (July 1), 10 Units at $300.00 per Unit (July 1), 32 Units at $290.00 per Unit (October 1), 20 Units at $290.41 per Unit (October 1), 10 Units at $300.00 per Unit (October 1), and 10 Units at $301.00 per Unit (October 1).

(6) On January 1, 1997, the Company purchased 35 Units in three transactions: 5 Units at $290.00 per Unit, 20 Units at $295.00 per Unit, and 10 Units at $300.00 per Unit.

     On April 1, 1997, the Company purchased 534 Units in six transactions: 34 Units at $290.00 per Unit (purchased from Unitholders), 490 Units at $300.00 per Unit (purchased from Unitholders), and 10 Units at $309.04 per Unit (secondary market).

     All of the purchases of Units described in notes (2), (4), (5) and (6) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1994, 1995 and 1996 (through June 30):

                       Per Unit Transaction Price (1)(2)
                                                              Number
                                                  Number      of Units
                               High      Low    of Sales(2)   Sold(2)
                               ----      ---    -----------   -------

   1994
         First Quarter         $240      $240        1            5
         Second Quarter         265       265        1           12
         Third Quarter           --        --       --           --
         Fourth Quarter          --        --       --           --

   1995
         First Quarter           --        --       --           --
         Second Quarter          --        --       --           --
         Third Quarter           --        --       --           --
         Fourth Quarter          --        --       --           --

   1996
         First Quarter           --        --       --           --
         Second Quarter         290       290        1           25
         Third Quarter          300       300        1           10
         Fourth Quarter          --        --       --           --

   1997
         First Quarter          285       285        1           10
---------------

(1)  The original purchase price was $500 per Unit.
(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1994, September 1994, December 1994, March 1995, June 1995, September 1995, December 1995, March 1996, June 1996 and September 1996 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: 2nd Market Capital Service - (800) 999-7793/(608) 833-7793, American Partnership Services - (800) 736-9797/(801) 756-1166, Bigelow Management, Inc. -
(800) 431-7811/(212) 697-5880, Chicago Partnership Board - (800) 272-6273/(312)
332-4100, Cuyler & Associates - (800) 274-9991/(602) 596-0120, DCC Securities
Corp. - (800) 945-0440/(212) 370-1090, Empire Securities - (805) 943-0950,
EquityLine Properties - (800) 327-9990/(305) 670-9700, Equity Resources Group -
(671) 876-4800, Fox & Henry, Inc. - (708) 325-4445, Frain Asset Management -
(800) 654-6110, MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100,
Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange - (800) 444-7357/(813) 955-8816, Pacific Partnership Group
- (800) 727-7244/(602) 957-3050, Partnership Service Network - (800) 483-
0776/(813) 588-0776,

Raymond James & Associates - (800) 248-8863, The Partnership Marketing Company -
(707) 824-8600, Secondary Income Funds - (708) 325-4445, Securities Planners, Inc. - (800) 747-0088 and Sunpoint Securities, Inc. - (813) 588-0776. IN
EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

     The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:

         Reporting period         Per Unit Transaction Price(1)
         ----------------         -----------------------------
                                     High        Low         No. of Units(2)
                                     ----        ---         ---------------

       1994
       ----
       January 1 - March 31         265.00       116.35             367
       April 1 - June 30            251.00       210.00              37
       July 1 - September 30        281.00       233.00              78
       October 1 - October 31(3)        --           --              --
       October 31 - December 31     274.28       125.00              30

       1995
       ----
       January 1 - March 31         156.00       145.00             110
       April 1 - June 30            279.18       170.00              91
       July 1 - September 30        279.26       250.00              51
       October 1 - December 31      286.00       250.00              79

       1996
       ----
       January 1 - March 31         286.00       275.00              45
       April 1 - June 30            290.00       240.00             105
       July 1 - September 30        290.00       265.00              38
       October 1 - December 31      333.40       295.00             172

       1997
       ----
       January 1 - March 31(3)      335.00       289.50             150
       April 1 - April 30(3)        312.33       312.33              10
-----------------

(1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

(2)  The General Partners do not know the number of transactions.

(3)  Based on information provided by Stanger.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

     INFORMATION FROM THE CHICAGO PARTNERSHIP BOARD REGARDING SALES TRANSACTIONS. According to the Chicago Partnership Board, Inc. ("CPB"), an auctioneer for limited partnership interests, the amounts paid by buyers for Units in transactions executed by CPB ranged from $290.00 to $325.00 per Unit during the period June 4, 1996 to June 4, 1997 with an ending transaction price of $300.00.

     According to CPB, all prices are amounts paid by buyers and, due to transaction costs, mark-ups and general partner imposed transfer fees, sellers typically receive a lesser amount.

     No assurances can be given that the above prices represent the true value of Units.

                         CERTAIN RELATED TRANSACTIONS

     JOINT VENTURE INTERESTS. The Company currently owns a joint venture interest (ranging from approximately 30% to 50%) in 32 of the Partnership's 33 mini-warehouses. Under the joint ventures, certain special allocation rules apply and the Company has the right to compel the sale of the properties. See Note (1) to the Notes to Consolidated Financial Statements (Schedule 3 to this Offer to Purchase).

     GENERAL PARTNERS' INTEREST. The Company and Mr. Hughes are General Partners of the Partnership. The Company receives incentive distributions equal to 10% of the Partnership's cash flow and has a subordinated interest in proceeds from sales or financings of properties. In 1994, 1995 and 1996, the General Partners received from the Partnership $398,700, $498,600 and $399,000, respectively, in respect of their incentive distributions. The General Partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are managed by the Company and an affiliate pursuant to management agreements under which the property managers receive 6% and 5% of gross revenues from operations of the mini-warehouses and commercial properties, respectively. In 1994, 1995 and 1996, the property managers received $885,000, $905,000 and $920,000, respectively, from the Partnership.

     LIMITED PARTNER INTERESTS. Of the 148,000 outstanding Units, 76,059 (51%) are beneficially owned by the Company. All of these Units have been acquired since January 1, 1991 for an aggregate purchase price of 779,186 shares of Company Common Stock (approximately $6,132,800) and $13,635,028 in cash. Substantially all of these Units were acquired directly from Unitholders, including 35,106 Units acquired in tender offers completed in July 1994, and the balance through secondary firms of the type described above under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." The Company participates in Partnership distributions on the same terms as other Unitholders in respect of Units owned by the Company. See "Background and Purpose of the Offer --Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                   PUBLIC STORAGE, INC.
                                   701 Western Avenue, Suite 200
                                   Glendale, California 91201-2397



                                   By: /s/ Harvey Lenkin
                                       -----------------------------------
                                       Harvey Lenkin
                                       President

June 16, 1997

                                  SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS


     PARTNERSHIP DISTRIBUTIONS. The following table sets forth the distributions paid per Unit (original purchase price $500) in the periods indicated below:

                                Distributions
                                -------------

          1993:
            First Quarter          $ 3.80
            Second Quarter           3.80
            Third Quarter            6.00
            Fourth Quarter           6.00

          1994:
            First Quarter            6.00
            Second Quarter           6.00
            Third Quarter            6.00
            Fourth Quarter           6.00

          1995:
            First Quarter            6.00
            Second Quarter           6.00
            Third Quarter           12.02(1)
            Fourth Quarter           6.00

          1996:
            First Quarter            6.00
            Second Quarter           6.00
            Third Quarter            6.00
            Fourth Quarter           6.00

          1997:
            First Quarter            6.00

_______________

(1)  Includes a special distribution of excess cash of $6.02 per Unit.

                                      1-1

                                   SCHEDULE 2

                              PROPERTY INFORMATION

     The following table sets forth information as of December 31, 1996, about properties owned by the Partnership. All but two of the properties were acquired jointly with the Company and contributed to a general partnership comprised of the Partnership and the Company.

                          Net       Number                 Approximate
                       Rentable       of       Date of        % of
  Location             quare Feet   Spaces   Acquisition    Ownership
 ----------            ----------   ------   -----------   -----------

CALIFORNIA
Brea E.                   82,100      772      02/28/86        60.0
  Imperial Way
Costa Mesa                44,700      495      02/21/86        50.0
  Pomona Ave.
Culver City (1)          145,800       69      03/28/86        90.0
  Fox Hills
San Diego (1)             75,300       36      02/28/86       100.0
  Koll Mission
Sun Valley                47,500      482      01/08/86        50.0
  Sheldon St.
Westlake Village          36,000      303      05/09/86        60.0
  Agoura Rd.

COLORADO
Colorado Springs          45,100      433      07/15/86       100.0
  Hollow Tree Ct.
Colorado Springs          58,800      578      02/19/86        50.0
  N. Stinton Rd.
Denver                    32,300      235      12/06/85        50.0
  Leetsdale Ave.

FLORIDA
Jacksonville              31,800      348      03/12/86        60.0
  Wiley Rd.

ILLINOIS
Skokie                    49,200      457      02/27/86        50.0
  McCormick Blvd.

MASSACHUSETTS
Brockton                  49,800      441      12/03/85        50.0
  Main St.

MISSOURI
St. Louis                 44,200      383      03/28/86        69.7
  Forder Rd.

NEVADA
Las Vegas                 47,200      453      01/17/86        50.0
  S. Highland Dr.
Reno                      80,800      578      04/01/86        70.6
  Telegraph Rd.


                                      2-1

                          Net       Number                 Approximate
                       Rentable       of       Date of        % of
  Location             quare Feet   Spaces   Acquisition    Ownership
 ----------            ----------   ------   -----------   -----------
 NEW JERSEY
Bordentown                30,500      290      01/16/86        50.0
  Route 130
Eatontown                 81,200      937      12/31/85        60.0
  Highway 35
Mapleshade                55,400      517      01/16/86        50.0
  Rudderow Ave.

NEW YORK
Amherst                   32,000      316      12/31/85        50.0
  Niagra Falls Blvd.

OKLAHOMA
Oklahoma City             35,500      284      02/20/86        60.0
  N. Pennsylvania
Oklahoma City             32,900      280      02/28/86        60.3
  NW 39th Expressway

PENNSYLVANIA
Whitehall                 54,300      541      12/03/85        50.0
  MacArthur Rd.

TEXAS
Dallas                    53,200      457      10/04/85        66.4
  Alvin St.
Dallas                    64,600      660      10/04/85        66.4
  S. Westmoreland
Ft. Worth                 52,400      504      10/04/85        66.4
  Cockrell St.
Ft. Worth                 58,600      588      10/04/85        66.4
  E. Seminary Dr.
Ft. Worth                 54,400      529      10/04/85        66.4
  W. Beach St.
San Antonio               52,400      494      10/04/85        66.4
  Callaghan Rd.
San Antonio               53,400      510      10/04/85        66.4
  Fredericksburg Rd.
San Antonio               54,000      528      10/04/85        66.4
  Hackberry St.
San Antonio               56,300      561      10/04/85        66.4
  Wetmore Rd.
San Antonio               48,700      530      10/04/85        66.4
  Zarzamora Rd.

UTAH
Kearns                    48,400      489      12/18/85        50.0
  W. Sams Blvd.



                                      2-2

                          Net       Number                 Approximate
                       Rentable       of       Date of        % of
  Location             quare Feet   Spaces   Acquisition    Ownership
 ----------            ----------   ------   -----------   -----------
WASHINGTON
Everett                   83,300    1,020      11/07/85        50.0
  Evergreen Way
Seattle                  132,300    1,469      11/07/85        50.0
  Empire Way South


_______________

(1) Business park. The Partnership's two business parks were transferred in January 1997. See "Background and Purpose of the Offer -- The Partnership."

     Weighted average occupancy levels for the mini-warehouses and business parks were 92% and 92%, respectively, in 1996 compared to 92% and 93%, respectively, in 1995. In 1996, the monthly realized rent per square foot for the mini-warehouses and business parks averaged $.65 and $1.26, respectively, compared to $.63 and $1.34, respectively, in 1995.

                                      2-3

SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF PS PARTNERS V, LTD.
           RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)



                                              Three Months Ended March 31,      Year Ended December 31,
                                           ----------------------------------   -----------------------
                                                 1997              1996            1996         1995
                                                ------            ------          ------       ------
                                                                    (In thousands)

MINI-WAREHOUSES:

   Rental Income                                $3,285            $3,106         $12,780      $12,371

   Operating Expenses                            1,216             1,171           4,735        4,443
                                                ------            ------         -------      -------

       Excess of Rental Income over
         Operating Expenses                     $2,069            $1,935         $ 8,045      $ 7,928
                                                ======            ======         =======      =======

BUSINESS PARKS(1):

   Rental Income                                $___(1)           $___(1)        $ 3,062      $ 3,271

   Operating Expenses                            ___(1)            ___(1)          1,418        1,421
                                                                                 -------      -------

       Excess of Rental Income over
         Operating Expenses                     $   (1)           $   (1)        $ 1,644      $ 1,850
                                                ======            ======         =======      =======

TOTALS FOR MINI-WAREHOUSES AND
  BUSINESS PARKS(1):

   Rental Income                                $___(1)           $___(1)        $15,842      $15,642

   Operating Expenses                            ___(1)            ___(1)          6,153        5,864
                                                                                 -------      -------

       Excess of Rental Income over
         Operating Expenses                     $   (1)           $   (1)        $ 9,689      $ 9,778
                                                ======            ======         =======      =======

_______________

(1) The Partnership's two business parks were transferred in January 1997. See "Background and Purpose of the Offer -- The Partnership."

                                      2-4

                                  SCHEDULE 3

                        PARTNERSHIP FINANCIAL STATEMENTS

                                                                                 Page
                                                                              References
                                                                              -----------
Report of Independent Auditors                                                    F-1

Consolidated Balance Sheets as of December 31, 1996 and 1995                      F-2

For the years ended December 31, 1996, 1995 and 1994:

        Consolidated Statements of Operations                                     F-3

        Consolidated Statements of Partners' Equity                               F-4

        Consolidated Statements of Cash Flows                                     F-5

Notes to Consolidated Financial Statements                                     F-6 - F-9

Condensed Consolidated Balance Sheets at March 31, 1997 and
        December 31, 1996                                                         F-10

Condensed Consolidated Statements of Income for the Three Months
        Ended March 31, 1997 and 1996                                             F-11

Condensed Consolidated Statements of Cash Flows for the Three Months
        Ended March 31, 1997 and 1996                                         F-12 - F-13

Notes to Condensed Consolidated Financial Statements                              F-14

                                      3-1

                         Report of Independent Auditors



The Partners
PS Partners V, Ltd.,
A California Limited Partnership



We have audited the consolidated balance sheets of PS Partners V, Ltd., a California Limited Partnership as of December 31, 1996 and 1995 and the related consolidated statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PS Partners V, Ltd., a California Limited Partnership, at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                         ERNST & YOUNG LLP


March 18, 1997
Los Angeles, California


                             PS PARTNERS V, LTD.,
                       a California Limited Partnership
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1996 and 1995

                                                             1996            1995
                                                         ----------------------------

                 ASSETS


Cash and cash equivalents                                $    453,000    $  2,059,000

Rent and other receivables                                    160,000          77,000

Real estate facilities, at cost:
       Land                                                25,610,000      25,610,000
       Buildings and equipment                             80,098,000      79,059,000
                                                         ----------------------------
                                                          105,708,000     104,669,000

       Less accumulated depreciation                      (36,248,000)    (32,455,000)
                                                         ----------------------------
                                                           69,460,000      72,214,000

Other assets                                                  283,000         175,000
                                                         ----------------------------

                                                         $ 70,356,000    $ 74,525,000
                                                         ============================


                       LIABILITIES AND PARTNERS' EQUITY


Accounts payable                                         $    806,000    $    832,000

Advance payments from renters                                 413,000         420,000

Mortgage note payable                                               -       2,935,000

Minority interest in general partnerships                  31,057,000      30,459,000


Partners' equity:
       Limited partners' equity, $500 per unit, 148,000
         units authorized, issued and outstanding          37,603,000      39,384,000
       General partners' equity                               477,000         495,000
                                                         ----------------------------
          Total partners' equity                           38,080,000      39,879,000
                                                         ----------------------------
                                                         $ 70,356,000    $ 74,525,000
                                                         ============================




                          See accompanying footnotes.

                             PS PARTNERS V, LTD.,
                       a California Limited Partnership
                       CONSOLIDATED STATEMENTS OF INCOME
             For the years ended December 31, 1996, 1995, and 1994

                                                               1996            1995            1994
                                                              -------------------------------------------
REVENUE:
Rental income                                                 $15,842,000     $15,642,000     $15,308,000
Interest income                                                    96,000         128,000          41,000
                                                              -------------------------------------------
                                                               15,938,000      15,770,000      15,349,000
                                                              -------------------------------------------

COSTS AND EXPENSES:

Cost of operations                                              5,233,000       4,959,000       4,832,000
Management fees                                                   920,000         905,000         885,000
Depreciation and amortization                                   3,793,000       3,603,000       3,537,000
Interest expense                                                  214,000         290,000         294,000
Administrative                                                    134,000         134,000         156,000
Environmental costs                                                     -         112,000               -
                                                              -------------------------------------------
                                                               10,294,000      10,003,000       9,704,000
                                                              -------------------------------------------

Income before minority interest                                 5,644,000       5,767,000       5,645,000

Minority interest in income                                    (3,457,000)     (3,364,000)     (3,309,000)
                                                              -------------------------------------------

NET INCOME                                                    $ 2,187,000     $ 2,403,000     $ 2,336,000
                                                              ===========================================

Limited partners' share of net income
          ($11.97, $12.74, and $12.96 per unit in
          1996, 1995, and 1994, respectively)                 $ 1,771,000     $ 1,885,000     $ 1,918,000
General partners' share of net income                             416,000         518,000         418,000
                                                              -------------------------------------------
                                                              $ 2,187,000     $ 2,403,000     $ 2,336,000
                                                              ===========================================


                          See accompanying footnotes.

                             PS PARTNERS V, LTD.,
                       a California Limited Partnership
                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
             For the years ended December 31, 1996, 1995, and 1994


                                                               Limited        General
                                                              Partners      Partners        Total
                                                             ----------------------------------------
Balances at December 31, 1993                                $43,576,000    $ 537,000     $44,113,000

Net income                                                     1,918,000      418,000       2,336,000

Distributions                                                 (3,552,000)    (435,000)     (3,987,000)
                                                             ----------------------------------------

Balances at December 31, 1994                                 41,942,000      520,000      42,462,000

Net income                                                     1,885,000      518,000       2,403,000

Distributions                                                 (4,443,000)    (543,000)     (4,986,000)
                                                             ----------------------------------------

Balances at December 31, 1995                                 39,384,000      495,000      39,879,000

Net income                                                     1,771,000      416,000       2,187,000

Distributions                                                 (3,552,000)    (434,000)     (3,986,000)
                                                             ----------------------------------------

Balances at December 31, 1996                                $37,603,000    $ 477,000     $38,080,000
                                                             ========================================



                          See acccompanying footnotes

                             PS PARTNERS V, LTD.,
                       a California Limited Partnership
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1996, 1995, and 1994


                                                                                         1996           1995           1994
                                                                                  -----------------------------------------
Cash flows from operating activities:

     Net income                                                                   $ 2,187,000    $ 2,403,000    $ 2,336,000

     Adjustments to reconcile net income to net cash provide by operating activities:

           Depreciation and amortization                                            3,793,000      3,603,000      3,537,000
           (Increase) decrease in rent and other receivables                          (83,000)        (4,000)        16,000
           Increase in other assets                                                  (108,000)        (6,000)        (9,000)
           (Decrease) increase in accounts payable                                    (26,000)       170,000       (117,000)
           Decrease in advance payments from renters                                   (7,000)       (42,000)       (70,000)
           Minority interest in income                                              3,457,000      3,364,000      3,309,000
                                                                                  -----------------------------------------

                 Total adjustments                                                  7,026,000      7,085,000      6,666,000
                                                                                  -----------------------------------------
                 Net cash provided by operating activities                          9,213,000      9,488,000      9,002,000
                                                                                  -----------------------------------------

Cash flows from investing activities:

           Additions to real estate facilities                                     (1,039,000)    (1,035,000)      (763,000)
                                                                                  -----------------------------------------

                 Net cash used in investing activities                             (1,039,000)    (1,035,000)      (763,000)
                                                                                  -----------------------------------------

Cash flows from financing activities:

           Principal payments on mortgage note payable                             (2,935,000)       (41,000)       (38,000)
           Distributions to holder of minority interest                            (2,859,000)    (3,161,000)    (3,077,000)
           Distributions to partners                                               (3,986,000)    (4,986,000)    (3,987,000)
                                                                                  -----------------------------------------

                 Net cash used in financing activities                             (9,780,000)    (8,188,000)    (7,102,000)
                                                                                  -----------------------------------------

Net (decrease) increase in cash and equivalents                                    (1,606,000)       265,000      1,137,000

Cash and cash equivalents at the beginning of the year                              2,059,000      1,794,000        657,000
                                                                                  -----------------------------------------

Cash and cash equivalents at the end of the year                                  $   453,000    $ 2,059,000    $ 1,794,000
                                                                                  =========================================




                          See accompanying footnotes.

                             PS PARTNERS V, Ltd.,
                       a California Limited Partnership
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996



1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Description of Partnership
     --------------------------
          PS Partners V, Ltd., a California Limited Partnership (the "Partnership") was formed with the proceeds of an interstate public offering. PSI Associates II, Inc. ("PSA"), an affiliate of Public Storage Management, Inc., organized the Partnership along with B. Wayne Hughes ("Hughes"). In September 1993, Storage Equities, Inc., now known as Public Storage, Inc. ("PSI"), a California corporation, acquired the interest of PSA relating to its general partner capital contribution in the Partnership and was substituted as a co-general partner in place of PSA.

          In 1995, there was a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI Merger") of PSMI into Storage Equities, Inc. In the PSMI Merger, Storage Equities, Inc. was renamed Public Storage, Inc. and it acquired substantially all of PSMI's United States real estate operations and became the operator of the Partnership's mini-warehouse properties.

          The Partnership has invested in existing mini-warehouse storage facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public and, to a lesser extent, in existing business park facilities which offer industrial and office space for lease.

          The Partnership has ownership interests in 33 properties, which exclude 2 properties transferred to American Office Park Properties, L.P. ("AOPPLP") in January 1997 (see Note 7). 32 of the properties are owned jointly through 22 general partnerships (the "Joint Ventures") with PSI. For tax administrative efficiency the Joint Ventures were subsequently consolidated into a single general partnership. The Partnership is the managing general partner of the Joint Ventures, with ownership interests in the Joint Ventures ranging from 50% to 70.6%.

     Basis of Presentation
     ---------------------
          The consolidated financial statements include the accounts of the Partnership and the Joint Ventures. PSI's ownership interest in the Joint Ventures is shown as minority interest in general partnerships in the accompanying consolidated balance sheets. All significant intercompany balances and transactions have been eliminated.

          Minority interest in income represents PSI's share of net income with respect to the Joint Ventures. Under the terms of the partnership agreements all depreciation and amortization with respect to each Joint Venture is allocated solely to the Partnership until the limited partners recover their initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to the Partnership and PSI in proportion to their ownership percentages. No amounts have been allocated to PSI with respect to the above provision.

          Under the terms of the partnership agreements, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI's rights to receive cash flow distributions from the partnerships for any year after the first year of operation are subordinated to cash distributions to the Partnership equal to a cumulative annual 7% of its cash investment (not compounded). These agreements also specify that upon sale or refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to the Partnership of the amount of its cash investment and the 7% distribution described above.

                             PS PARTNERS V, Ltd.,
                       a California Limited Partnership
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996


1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (continued)
     -----------

     Basis of Presentation (continued)
     ---------------------------------
          In addition to the above provisions, PSI has the right to compel the sale of each property in the general partnerships at any time after seven years from the date of acquisition at not less than its independently determined fair market value provided the Partnership receives its share of the net sales proceeds solely in cash. PSI's right to require the Partnership to sell all of the jointly owned properties became exercisable during 1993.

     Real Estate Facilities
     ----------------------
          The Partnership depreciates the buildings and equipment on a straight-line method over estimated useful lives of 25 and 5 years, respectively. Leasing commissions relating to business park properties are expensed when incurred.

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the method of accounting for long-lived assets that are expected to be disposed. The Partnership adopted Statement 121 in 1996 and the adoption had no effect.

     Revenue Recognition
     -------------------
          Property rents are recognized as earned.

     Allocation of Net Income
     ------------------------
          The General Partners' share of net income consists of an amount attributable to their 1% capital contribution and an additional percentage of cash flow (as defined, see Note 3) which relates to the General Partners' share of cash distributions as set forth in the Partnership Agreement. All remaining net income is allocated to the limited partners.

     Per Unit Data
     -------------
          Per unit data is based on the number of limited partnership units (148,000) outstanding during the year.

     Environmental Cost
     ------------------
          Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. Based on the assessments, the Partnership believes that it is probable that it will incur costs totaling $112,000 for known environmental remediation requirements which the Partnership expensed in 1995. During 1996 and 1995, the Partnership paid $1,000 and $36,000, respectively, in connection with the environmental remediations. Although there can be no assurance, the Partnership is not aware of any unaccrued environmental contamination of its facilities which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

                             PS PARTNERS V, Ltd.,
                       a California Limited Partnership
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996



1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (continued)
     -----------

     Use of Estimates
     ----------------
          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Distributions
     ------------------
          The Partnership Agreement provides for quarterly distributions of cash flow from operations (as defined). Cash distributions per unit were $24.00, $30.02 and $24.00 for 1996, 1995, and 1994, respectively.

     Cash and Cash Equivalents
     -------------------------
          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

2.   Mortgage Note Payable
     ---------------------
          Mortgage note payable at December 31, 1995 consisted of a single note which was secured by a business park facility with a net book value of $16,056,000 at December 31, 1995. The balance was paid off in September 1996.

          Interest paid during 1996, 1995, and 1994 was $214,000, $290,000 and
     $294,000, respectively.

3.   General Partners' Equity
     ------------------------
          The General Partners have a 1% interest in the Partnership. In addition, the General Partners have a 10% interest in cash distributions attributable to operations, exclusive of distributions attributable to sales and refinancing proceeds.

          Proceeds from sales and refinancings will be distributed entirely to the limited partners until the limited partners recover their investment plus a cumulative 8% annual return (not compounded); thereafter, the General Partners have a 15% interest in remaining proceeds.

4.   Related Party Transactions
     --------------------------
          The Partnership has a management agreement with PSI pursuant to which PSI operates the Partnership's mini-warehouses for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Partnership's commercial properties were operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a management agreement which provides for a fee equal to 5% of the facilities' monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG and the Hughes Family had a 5% economic interest in PSCPG until December 1996, when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG, now known as American Office Park Properties, Inc., issued additional voting common stock to two other unaffiliated investors. See Note 7.

5.   Leases
     ------
          The Partnership has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

                             PS PARTNERS V, Ltd.,
                       a California Limited Partnership
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996



6.   Taxes Based on Income
     ---------------------
          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's consolidated financial statements do not reflect a provision for such taxes.

          Taxable net income was $1,831,000, $1,813,000 and $1,807,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

7.   Subsequent Event
     ----------------
          In January 1997, the Partnership and PSI and other related partnerships transferred a total of 35 business parks to AOPPLP, an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. Included among the properties transferred was the Partnership's transfer of its business parks to AOPPLP in exchange for a 10.4% interest in AOPPLP. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

                              PS PARTNERS V, LTD.,
                        a California Limited Partnership
                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                           March 31,     December 31,
                                                             1997            1996
                                                      -------------------------------
                                                         (Unaudited)
ASSETS


Cash and cash equivalents                                $    404,000    $    453,000

Rent and other receivables                                    186,000         160,000

Real estate facilities, at cost:
     Land                                                  16,100,000      25,610,000
     Buildings and equipment                               55,747,000      80,098,000
                                                      -------------------------------
                                                           71,847,000     105,708,000

     Less accumulated depreciation                        (24,945,000)    (36,248,000)
                                                      -------------------------------
                                                           46,902,000      69,460,000

Investment in real estate entity                           22,306,000               -

Other assets                                                  141,000         283,000
                                                      -------------------------------

                                                         $ 69,939,000    $ 70,356,000
                                                      ===============================


LIABILITIES AND PARTNERS' EQUITY


Accounts payable                                         $    529,000    $    806,000

Advance payments from renters                                 422,000         413,000

Mortgage notes payable                                              -               -

Minority interest in general                               31,202,000      31,057,000
 partnerships

Partners' equity:
     Limited partners' equity, $500 per unit, 148,000
     units authorized, issued and outstanding              37,312,000      37,603,000
     General partners' equity                                 474,000         477,000
                                                      -------------------------------

     Total partners' equity                                37,786,000      38,080,000
                                                      -------------------------------

                                                         $ 69,939,000    $ 70,356,000
                                                      ===============================


                            See accompanying notes.

                              PS PARTNERS V, LTD.,
                        a California Limited Partnership
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)



                                                            Three Months Ended
                                                                 March 31,
                                                    -----------------------------------
                                                              1997              1996
                                                    -----------------------------------

REVENUE:

Rental income                                                  $3,285,000    $3,835,000
Equity in income of real estate entity                            179,000             -
Interest income                                                     5,000        25,000
                                                    -----------------------------------
                                                                3,469,000     3,860,000
                                                    -----------------------------------

COSTS AND EXPENSES:

Cost of operations                                              1,019,000     1,273,000
Management fees                                                   197,000       223,000
Depreciation and amortization                                     647,000       944,000
Interest expense                                                        -        71,000
Administrative                                                     21,000        19,000
                                                    -----------------------------------
                                                                1,884,000     2,530,000
                                                    -----------------------------------

Income before minority interest                                 1,585,000     1,330,000

Minority interest in income                                      (882,000)     (824,000)
                                                    -----------------------------------

NET INCOME                                                     $  703,000    $  506,000
                                                    ===================================

Limited partners' share of net income
     ($4.03 per unit in 1997 and $2.72
     per unit in 1996)                                         $  597,000    $  402,000
General partners' share of net income                             106,000       104,000
                                                    -----------------------------------
                                                               $  703,000    $  506,000
                                                    ===================================


                            See accompanying notes.

                              PS PARTNERS V, LTD.,
                        a California Limited Partnership
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                        Three Months Ended
                                                                             March 31,
                                                                ------------------------------------
                                                                          1997               1996
                                                                ------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                                           $   703,000    $   506,000

     Adjustments to reconcile net income to net cash provided by operating activities

        Depreciation and amortization                                         647,000        944,000
        (Increase) decrease in rent and other receivables                     (26,000)        18,000
        Decrease (increase) in other assets                                   142,000         (3,000)
        Decrease in accounts payable                                         (277,000)      (116,000)
        Increase in advance payments from renters                               9,000         24,000
        Equity in income of real estate entity                               (179,000)             -
        Minority interest in income                                           882,000        824,000
                                                                ------------------------------------

           Total adjustments                                                1,198,000      1,691,000
                                                                 -----------------------------------

           Net cash provided by operating activities                        1,901,000      2,197,000
                                                                ------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Investment in real estate entity                                         (33,000)             -
     Additions to real estate facilities                                     (183,000)      (136,000)
                                                                ------------------------------------

            Net cash used in investing activities                            (216,000)      (136,000)
                                                                ------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Principal payments on mortgage notes payable                                   -        (11,000)
     Distributions to holder of minority interest                            (737,000)      (640,000)
     Distributions to partners                                               (997,000)      (997,000)
                                                                ------------------------------------

     Net cash used in financing activities                                 (1,734,000)    (1,648,000)
                                                                ------------------------------------

Net (decrease) increase in cash and cash equivalents                          (49,000)       413,000

Cash and cash equivalents at the beginning of the period                      453,000      2,059,000
                                                                ------------------------------------

Cash and cash equivalents at the end of the period                        $   404,000    $ 2,472,000
                                                                ====================================


                            See accompanying notes.

                              PS PARTNERS V, LTD.,
                        a California Limited Partnership
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                  (Continued)


                                                        Three Months Ended
                                                              March 31,
                                                 ------------------------------
                                                       1997            1996
                                                 ------------------------------


Supplemental schedule of noncash
 investing and financing activities:


     Investment in real estate entity             $(22,094,000)       $ -

        Transfer of real estate                     22,094,000          -
         facilities for interest in
         real estate entity



                            See accompanying notes.

                             PS PARTNERS V, LTD.,
                       a California Limited Partnership
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1997
                                  (UNAUDITED)

1. The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1996.

2. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at March 31, 1997, the results of operations for the three months ended March 31, 1997 and 1996 and cash flows for the three months then ended.

3. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.

4. Effective January 2, 1997, Public Storage, Inc. ("PSI"), the Partnership's general partner, formed a new private real estate investment trust named American Office Park Properties, Inc. ("AOPP") which will focus its investment efforts on the ownership and management of commercial properties (also referred to as business park facilities). In connection with the formation of AOPP, PSI and affiliated partnerships transferred commercial properties to a newly created partnership underlying AOPP in exchange for limited partnership interests (AOPP and the underlying partnership collectively referred to as the "New REIT"). The Partnership participated in the initial transaction by exchanging its two commercial properties, one of which was owned jointly by the Partnership and PSI, for 697,000 limited partnership units, which represented approximately 10.4% of the initial capitalization of the partnership underlying AOPP.

     The number of limited partnership units received by the Partnership was based on the relative fair market value of the Partnership's commercial properties exchanged compared to the aggregate of all other real estate assets exchanged for limited partnership units in the underlying partnership. The Partnership's limited partnership units, pursuant to the terms and conditions of the governing documents, are convertible into shares of common stock of AOPP.

     The general partners believe that the concentration of PSI's, the Partnership's and affiliate entities' commercial properties into a single entity will create a vehicle which should facilitate future growth in this segment of the real estate industry. PSI, the Partnership and the affiliates transferring real estate assets to the New REIT will participate in the growth through their ownership interests in the New REIT.

     The Partnership accounts for its investment in New REIT using the equity method of accounting; accordingly, equity in earnings of real estate entity, as reflected on the Partnership's statement of income for the three months ended March 31, 1997, reflects the Partnership's pro rata share of the earnings of the New REIT. The investment was initially recorded at the Partnership's net book value of its properties exchanged for limited partnership units. The investment is subsequently adjusted for the Partnership's pro rata share of income and distributions from the underlying partnership of the New REIT.

                                  SCHEDULE 4

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

Results of Operations
---------------------

     Three months ended March 31, 1997 compared to three months ended March 31, 1996: The Partnership's net income for the three months ended March 31, 1997 was $703,000 compared to $506,000 for the three months ended March 31, 1996, representing an increase of $197,000, or 39%. Excluding the 1996 operations for the Partnership's business park facilities, the increase is due to an increase in the Partnership's mini-warehouse operations, combined with a decrease in interest expense, partially offset by an increase in minority interest in income for those properties held in joint venture with PSI.

     Rental income for the Partnership's mini-warehouse operations was $3,285,000 compared to $3,106,000 for the three months ended March 31, 1997 and 1996, respectively, representing an increase of $179,000, or 6%. The increase in rental income was primarily attributable to increased rental rates and occupancy levels at the mini-warehouse facilities. The monthly average realized rent per square foot for the mini-warehouse facilities was $.68 compared to $.64 for the three months ended March 31, 1997 and 1996, respectively. The weighted average occupancy levels at the mini-warehouse facilities increased from 90% to 91% for the three months ended March 31, 1996 and 1997, respectively. Cost of operations (including management fees) increased $45,000, or 4%, to $1,216,000 from $1,171,000 for the three months ended March 31, 1997 and 1996, respectively. This increase was primarily attributable to increases in advertising, property tax, and office expenses, partially offset by a decrease in repairs and maintenance expenses. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $134,000, or 7%, from $1,935,000 to $2,069,000 for the three months ended March 31, 1996 and 1997, respectively.

     Effective January 2, 1997, PSI, the Partnership's general partner, formed a new private real estate investment trust named American Office Park Properties, Inc. ("AOPP") which will focus its investment efforts on the ownership and management of commercial properties. In connection with the formation of AOPP, PSI and affiliated partnerships transferred commercial properties to a newly created partnership underlying AOPP in exchange for limited partnership interests (AOPP and the underlying partnership collectively referred to as the "New REIT"). The Partnership participated in the initial transaction by exchanging its two commercial properties, one of which was owned jointly by the Partnership and PSI, for 697,000 limited partnership units, which represented approximately 10.4% of the initial capitalization of the partnership underlying AOPP.

     The Partnership accounts for its investment in New REIT using the equity method of accounting. The following table summarizes the Partnership's equity in earnings from its investment in the New REIT for the three months ended March 31, 1997 compared to the operation of the exchanged business park facilities for the three months ended March 31, 1996:

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         1997            1996
                                                       --------        --------

     Equity in earnings of real estate entity           $179,000       $      -
     Rental income                                             -        729,000
     Cost of operations                                        -        325,000
                                                        --------       --------
     Net operating income                                179,000        404,000
     Depreciation                                              -        320,000
                                                        --------       --------
                                                        $179,000       $ 84,000
                                                        ========       ========

     Depreciation and amortization attributable to the Partnership's mini-warehouse facilities increased $23,000 from $624,000 to $647,000 for the three months ended March 31, 1996 and 1997, respectively. This increase was primarily attributable to the depreciation of capital expenditures made during 1995 and 1996.

                                      4-1

     Minority interest in income was $882,000 in 1997 compared to $824,000 in 1996, representing an increase of $58,000, or 7%. This increase was primarily attributable to an increase in operations at the Partnership's real estate facilities owned jointly with PSI.

     Interest expense in 1996 represents interest on the Partnership's mortgage note payable that was paid off in September 1996.

     Year ended December 31, 1996 compared to year ended December 31, 1995: The Partnership's net income in 1996 was $2,187,000 compared to $2,403,000 in 1995, representing a decrease of $216,000, or 9%. The decrease was primarily a result of increases in depreciation expense and minority interest in income for those properties held in a joint venture with PSI, combined with decreases in property operations and interest income, partially offset by decreases in environmental costs and interest expense.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) decreased approximately $89,000 in 1996 compared to 1995, as rental income increased by $200,000 and cost of operations (including management fees) increased by $289,000, or 5%.

     Rental income for the Partnership's mini-warehouse operations was $12,780,000 in 1996 compared to $12,371,000 in 1995, representing an increase of $409,000, or 3%. The increase in rental income was primarily attributable to increased rental rates at the mini-warehouse facilities. The monthly average realized rent per square foot for the mini-warehouse facilities was $.65 in 1996 compared to $.63 in 1995. The weighted average occupancy levels at the mini-warehouse facilities remained stable at 92% in both 1996 and 1995. Cost of operations (including management fees) increased $292,000, or 7%, to $4,735,000 in 1996 from $4,443,000 in 1995. The increase in cost of operations was primarily attributable to increases in repairs and maintenance, advertising and property tax expenses. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $117,000 to $8,045,000 in 1996 from $7,928,000 in 1995.

     Rental income for the Partnership's business park operations was $3,062,000 in 1996 compared to $3,271,000 in 1995, representing a decrease of $209,000 or 6%. The decrease in rental income is primarily attributable to a decrease in the rental rates and occupancy level at the Culver City, California business park. During the first quarter of 1996, a major tenant vacated the facility following the termination of its lease. The Partnership is actively marketing the facility, and has been able to re-lease a portion of the office space that was vacated by the major tenant. Rental rates on the re-leased space is less than was previously being earned. The monthly average realized rent per square foot for the business park facilities was $1.26 in 1996 compared to $1.34 in 1995. The weighted average occupancy levels at the business park facilities were 92% in 1996 compared to 93% in 1995. Cost of operations (including management fees) decreased $3,000 to $1,418,000 in 1996 from $1,421,000 in 1995.
Accordingly, for the Partnership's business park facilities, property net operating income decreased by $206,000, or 11%, to $1,644,000 in 1996 from $1,850,000 in 1995.

     Interest income decreased in 1996 over 1995 as a result of a decrease in average invested cash balances.

     Depreciation and amortization increased $190,000 to $3,793,000 in 1996 from $3,603,000 in 1995. This increase is principally attributable to depreciation of capital expenditures made during 1995 and 1996.

     Interest expense decreased approximately $76,000 to $214,000 in 1996 from $290,000 in 1995 as a result of the payoff of the Partnership's mortgage note payable in September 1996.

     Minority interest was $3,457,000 and $3,364,000 in 1996 and 1995, respectively, representing an increase of $93,000, or 3%. The increase was primarily due to improved operations at the Partnership's mini-warehouse facilities held in joint venture with PSI.

     Year ended December 31, 1995 compared to year ended December 31, 1994: The Partnership's net income in 1995 was $2,403,000 compared to $2,336,000 in 1994, representing an increase of $67,000 or 3%. The increase was primarily a result of improved property operations combined with increased interest income, partially offset

                                      4-2
by increased environmental costs, depreciation, and minority interest in income for those properties held in a joint venture with PSI.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) increased approximately $187,000 in 1995 compared to 1994, as rental income increased by $334,000 or 2%, and cost of operations (including management fees) increased by $147,000 or 3%.

     Rental income for the Partnership's mini-warehouse operations was $12,371,000 in 1995 compared to $11,908,000 in 1994, representing an increase of $463,000, or 4%. The increase in rental income was primarily attributable to increased rental rates at the mini-warehouse facilities. The monthly average realized rent per square foot for the mini-warehouse facilities was $.63 in 1995 compared to $.60 in 1994. The weighted average occupancy levels at the mini-warehouse facilities remained stable at 92% in both 1995 and 1994. Cost of operations (including management fees) increased $173,000, or 4%, to $4,443,000 in 1995 from $4,270,000 in 1994. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $290,000, or 4%, from $7,638,000 in 1994 to $7,928,000 in 1995.

     Rental income for the Partnership's business park operations was $3,271,000 in 1995 compared to $3,400,000 in 1994, representing a decrease of $129,000 or 4%. The decrease in rental income is primarily attributable to a decrease in the occupancy level at the Culver City, California business park. During the fourth quarter of 1995, three major tenants vacated the facility following the termination of their leases. The Partnership is actively marketing the facility, and expects the occupancy level to improve. The weighted average occupancy levels at the business park facilities were 93% in 1995 compared to 96% in 1994. The monthly average realized rent per square foot for the business park facilities were $1.34 in 1995 compared to $1.35 in 1994. Cost of operations (including management fees) decreased $26,000, or 2%, to $1,421,000 in 1995 from $1,447,000 in 1994. Accordingly, for the Partnership's business park facilities, property net operating income decreased by $103,000 or 5% from $1,953,000 in 1994 to $1,850,000 in 1995.

     Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. Based on the assessments, the Partnership expensed in 1995 an estimated $112,000 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any unaccrued environmental contamination of its facilities which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

     Minority interest was $3,364,000 and $3,309,000 in 1995 and 1994, respectively, representing an increase of $55,000, or 2%. The increase was primarily due to improved operations at the Partnership's mini-warehouse facilities held in joint venture with PSI.

Liquidity and Capital Resources
-------------------------------

     The Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis, primarily by internally generated cash from property operations. The Partnership had cash and cash equivalents totaling $404,000 at March 31, 1997.

     Cash flow from operating activities ($9,213,000 for the year ended December 31, 1996 and $1,901,000 for the three months ended March 31, 1997) has been sufficient to meet all current obligations of the Partnership. Total capital improvements were $1,039,000, $1,035,000, and $763,000 in 1996, 1995, and 1994,
respectively. During 1995, the Partnership's property manager commenced a program to enhance the visual appearance of the mini-warehouse facilities. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. In addition to these budgeted improvements, the increase in 1996 capital improvements is primarily attributable to tenant improvements at the Partnership's business park facilities. The increase in 1995 versus 1994 is primarily attributable to $373,000 of capital improvements at the Culver City, California business park facility. The expenditures included tenant improvements to reconfigure space vacated by three major tenants during the

                                      4-3
fourth quarter of 1995, structural refurbishment, and roof repairs. During 1997, the Partnership anticipates approximately $1,004,000 of capital improvements (including PSI's joint venture share of $428,000). Capital improvements were $183,000 for the three months ended March 31, 1997 (including PSI's joint venture share of $131,000).

     In September 1996, the Partnership repaid early its remaining mortgage note payable, utilizing cash reserves.

     The Partnership expects to continue making quarterly distributions. Total distributions paid to the General Partners and the limited partners (including per Unit amounts) for 1997 and prior years were as follows:

                                              Total      Per Unit
                                            ----------   --------
               1997 (through March 31)      $  997,000     $ 6.00
               1996                          3,986,000      24.00
               1995                          4,986,000      30.02
               1994                          3,987,000      24.00
               1993                          3,256,000      19.60
               1992                          3,326,000      20.02
               1991                          4,224,000      25.43
               1990                          3,378,000      20.34
               1989                          4,983,000      30.00
               1988                          4,983,000      30.00
               1987                          4,671,000      28.12
               1986                          4,153,000      25.00
               1985                          1,192,000       8.22

     The General Partners distributed, concurrent with distributions for the fourth quarter of 1991, a portion of the operating reserve of the Partnership, and adjusted the on-going distribution level. The operating reserve that was distributed was estimated at $7.25 per Unit. The 1995 distribution includes a portion of the operating reserve of the Partnership estimated to be $6.02 per Unit.

          The Partnership paid distributions to the limited and general partners totaling $888,000 ($6.00 per unit) and $109,000, respectively, during the first three months of 1997. Future distribution rates may be adjusted to levels which are supported by operating cash flow after capital improvements and any other necessary obligations.

                                      4-4

                                  SCHEDULE 5

           DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.


Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  -------------------

B. Wayne Hughes                       Public Storage, Inc.                Chairman of the Board and Chief
(Executive Officer and Director)      701 Western Avenue, Suite 200       Executive Officer from 11/91
                                      Glendale, CA  91201-2397            President and Chief Executive
                                                                          Officer of PSI 1978-11/95
                                      Real estate investment              Officer of PSI and affiliates
                                                                          1972-11/95

Harvey Lenkin                         Public Storage, Inc.                President from 11/91
(Executive Officer and Director)                                          Vice President of PSI
                                      Real estate investment              1988-11/95
                                                                          Officer of PSI 1978-11/95

John Reyes                            Public Storage, Inc.                Senior Vice President and Chief
(Executive Officer)                                                       Financial Officer from 12/96
                                      Real estate investment              Vice President and Controller
                                                                          11/95-12/96

Hugh W. Horne                         Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/95
                                      Real estate investment              Vice President 1980-11/95
                                                                          Secretary 1980-2/92
                                                                          Officer of PSI and affiliates
                                                                          1973-11/95

Marvin M. Lotz                        Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/95
                                      Real estate investment              Officer of affiliates of PSI
                                                                          9/83-11/95

David Goldberg                        Public Storage, Inc.                Senior Vice President and
(Executive Officer)                                                       General
                                      Real estate investment              Counsel from 11/95
                                                                          Counsel to PSI 6/91-11/95

A. Timothy Scott                      Public Storage, Inc.                Senior Vice President and Tax
(Executive Officer)                                                       Counsel from 11/96
                                      Real estate investment

Obren B. Gerich                       Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/95
                                      Real estate investment              Vice President 1980-11/95
                                                                          Chief Financial Officer
                                                                          1980-10/91
                                                                          Officer of PSI 1975-11/95

Sarah Hass                            Public Storage, Inc.                Vice President from 11/95
(Executive Officer)                                                       Secretary from 2/92
                                      Real estate investment

                                     5-1



Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  -------------------

Robert J. Abernethy                   American Standard Development       President from 1977
(Director)                             Company; Self Storage
                                       Management Company
                                      5221 West 102nd Street
                                      Los Angeles, CA  90045

                                      Developer and operator of mini-
                                      warehouses

Dann V. Angeloff                      The Angeloff Company                President from 1976
(Director)                            727 West Seventh Street
                                      Suite 331
                                      Los Angeles, CA  90017

                                      Corporate financial advisory firm

William C. Baker                      Santa Anita Realty                  Chairman and Chief Executive
(Director)                             Enterprises, Inc.                  Officer from 3/96
                                      301 West Huntington Drive
                                      Suite 405
                                      Arcadia, CA 91007

                                      Real estate investment trust
                                       that operates the Santa
                                       Anita Racetrack

                                      Carolina Restaurant Enterprises,    Chairman and Chief Executive
                                       Inc.                               Officer from 1/92
                                      3 Lochmoor Lane
                                      Newport Beach, CA 92660

                                      Franchisee of Red Robin
                                      International, Inc.

                                      Red Robin International, Inc.       President 4/93-5/95
                                      28 Executive Park, Suite 200
                                      Irvine, CA 92714

                                      Operate and franchise restaurants


                                      5-2



Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  -------------------
Uri P. Harkham                        The Jonathan Martin Fashion         President and Chief Executive
(Director)                             Group                              Officer from 1975
                                      1157 South Crocker Street
                                      Los Angeles, CA  90021

                                      Design, manufacture and market
                                      women's clothing

                                      Harkham Properties                  Chairman of the Board
                                      1157 South Crocker Street           from 1978
                                      Los Angeles, CA  90021

                                      Real estate

        To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.



_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates.

                                      5-3

        The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand                By Overnight Courier
 The First National Bank of Boston      BancBoston Trust      The First National Bank of Boston
       Shareholder Services            Company of New York    Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway                150 Royall Street
        Mail Stop 45-02-53                  3rd Floor                Mail Stop 45-02-53
         Boston, MA 02105              New York, NY 10006             Canton, MA 02021


          Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                    The Soliciting Agent for the Offer is:

                       Christopher Weil & Company, Inc.
                                (800) 478-2605


          Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                             Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                (800) 421-2856
                                (818) 244-8080

                             LETTER OF TRANSMITTAL

         To Purchase Limited Partnership Units of PS Partners V, Ltd.,
                        a California Limited Partnership
            Pursuant to the Offer to Purchase dated June 16, 1997
                            of Public Storage, Inc.


--------------------------------------------------------------------------------
                         DESCRIPTION OF UNITS TENDERED

Name and Address of Registered Holder                   Number of Units Tendered
-------------------------------------                   ------------------------

                                                            ___________________*


                                                  * Unless otherwise indicated,
                                                    it will be assumed that all
                                                    Units held by the registered
                                                    holder are being tendered.





--------------------------------------------------------------------------------


THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JULY 21, 1997, UNLESS EXTENDED. UNITS WHICH ARE TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS OFFER.

This Letter of Transmittal is to be executed and returned to The First National Bank of Boston (the "Depositary") at one of the following addresses:

       By Mail                        By Hand            By Overnight Courier          For Information
The First National Bank of       BancBoston Trust     The First National Bank of   The First National Bank
       Boston                   Company of New York             Boston                    of Boston
  Shareholder Services              55 Broadway           Corporate Agency &         Shareholder Services
     P.O. Box 1872                   3rd Floor              Reorganization              (617) 575-3120
  Mail Stop 45-02-53              New York, NY 10006        150 Royall Street
   Boston, MA 02105                                          Mail Stop 45-02-53
                                                           Canton, MA 02021

Delivery of this instrument to an address other than as set forth above will not constitute a valid delivery. The accompanying instructions should be read carefully before this Letter of Transmittal is completed.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

       The undersigned hereby tenders to Public Storage, Inc., a California corporation (the "Company"), for $355 per Unit in cash the above-described units of limited partnership interest (the "Units") of PS Partners V, Ltd., a California Limited Partnership (the "Partnership"), in accordance with the terms and subject to the conditions of the Company's offer contained in the Company's Offer to Purchase dated June 16, 1997 (the "Offer to Purchase"), and in this Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer"). The undersigned hereby acknowledges receipt of the Offer to Purchase.

       Subject to, and effective upon, acceptance for tender of the Units tendered herewith in accordance with the terms and subject to the conditions of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Units that are being tendered hereby and that are being accepted for purchase pursuant to the Offer and any non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after June 16, 1997 and appoints the Depositary the true and lawful attorney-in-fact of the undersigned with respect to such Units (and such non-cash distributions, other Units or securities), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer ownership of such Units (and any such non-cash distributions, other Units or securities), to or upon the order of the Company, (b) present such Units (and any such non-cash distributions, other Units or securities) for transfer on the books of the Partnership and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units (and any such non-cash distributions, other Units or securities), all in accordance with the terms of the Offer.

       The undersigned hereby represents and warrants that the undersigned (i) has received and reviewed the Offer to Purchase and (ii) has full power and authority to sell, assign and transfer the Units tendered hereby (and any and all non-cash distributions, other Units or securities issued or issuable in respect thereof on or after June 16, 1997) and that when the same are accepted for purchase by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. The undersigned, upon request, will execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered hereby and any non-cash distributions, other Units or other securities issued or issuable in respect of such Units on or after June 16, 1997. In addition, the undersigned shall promptly remit and transfer to the

Depositary for the account of the Company any and all other Units or other securities (including rights) issued to the undersigned on or after June 16, 1997 in respect of Units tendered hereby, accompanied by appropriate documentation of transfer, and pending such remittance or appropriate assurance thereof, the Company shall be entitled to all rights and privileges as owner of any such other Units or other securities and may withhold the entire consideration or deduct from the consideration the amount of value thereof as determined by the Company, in its sole discretion.

       The undersigned has been advised that (i) the Company is the General Partner of the Partnership, the Company is controlled by B. Wayne Hughes and the General Partner of the Partnership makes no recommendation as to whether or not the undersigned should tender his or her Units in the Offer and the undersigned has made his or her own decision to tender the Units and (ii) the General Partner believes that the Offer Price is less than the amount that Unitholders might receive if the Partnership were liquidated.

       The undersigned understands that notwithstanding any other provisions of the Offer and subject to the applicable rules of the Securities and Exchange Commission, the Company will not be required to accept for purchase any Units, may postpone the acceptance for purchase of Units tendered and may terminate or amend the Offer if prior to the time of purchase of any such Units any of the following events shall occur or the Company shall have learned of the occurrence of any of such events:

          (a) There shall be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the Company to effectively acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to the limited partners of the Partnership, (vi) which, in the sole judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) Any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, any legislation shall be pending, or any other action shall have been taken, proposed or threatened, by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

          (c) There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange ("NYSE"), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof;

which in the sole judgment of the Company with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such conditions (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

       The undersigned hereby irrevocably appoints B. Wayne Hughes and Harvey Lenkin designees of the Company, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all of the Units tendered hereby which have been accepted for payment by the Company prior to the time of such vote or action (and any and all non-cash distributions, other Units or securities, issued or issuable in respect thereon on or after June 16, 1997), which the undersigned is entitled to vote, at any meeting (whether annual or special and whether or not an adjourned meeting) of limited partners of the Partnership, or with respect to which the undersigned is empowered to act in connection with action by written consent in lieu of any such meeting or otherwise. This proxy is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of such Units by the Company, in accordance with the terms of the Offer. Such acceptance for payment shall revoke any other proxy granted by the undersigned at any time with respect to such Units (and any such non-cash distributions, other Units or securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the undersigned.
The Company reserves the right to require that in order for Units to be properly tendered, immediately upon acceptance of such Units for purchase by the Company, the Company is able to exercise full voting rights with respect to such Units.

       The undersigned understands that tenders of Units pursuant to any one of the procedures described in the Offer and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Offer.

       All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal and personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

       Please issue the payment for the Units in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Mailing Instructions," please mail the payment (and accompanying documents, as appropriate) to the undersigned at the registered address. In the event that the "Special Mailing Instructions" are completed, please deliver the payment to the registered holder(s) at the address so indicated.

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                           TENDER OF UNITS IN OFFER


The Undersigned tenders Units in the Offer on the terms described above.

SIGN HERE


Signature(s)
            -------------------------------------------------------------------

            -------------------------------------------------------------------

Date                                           (      )
            -------------                      --------------------------
                                                     Telephone number

(Must be signed by registered holder(s) as name(s) appear(s) under registration above. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 3.)

Name(s)
            -------------------------------------------------------------------

            -------------------------------------------------------------------
                       (Please print)

Capacity (full title)
                      ---------------------------------------------------------
Address
            -------------------------------------------------------------------

            -------------------------------------------------------------------

            -------------------------------------------------------------------
                                                                  Zip Code
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                         SPECIAL MAILING INSTRUCTIONS

To be completed ONLY if payment is to be issued to the registered holder(s) but mailed to OTHER than the address of record. (See Instruction 5.)

Mail payment to:


Name
            -------------------------------------------------------------------
                (Must be same as registered holder(s))

Address
            -------------------------------------------------------------------
                (Please print)

--------------------------------------------------------------------------------
                                                                 Zip Code
--------------------------------------------------------------------------------

                                  INSTRUCTIONS
             Forming Part of the Terms and Conditions of the Offer


       1. DELIVERY OF LETTER OF TRANSMITTAL. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Depositary at its address set forth herein on or prior to July 21, 1997, unless extended.

       The method of delivery of this Letter of Transmittal and all other required documents, is at the option and risk of the tendering Unitholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

       No alternative, conditional or contingent tenders will be accepted, and no fractional Units will be accepted for payment or purchased. All tendering Unitholders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their Units for payment.

       2. PARTIAL TENDERS. If fewer than all the Units held by a Unitholder are to be tendered, (i) fill in the number of Units which are to be tendered in the section entitled "Number of Units Tendered" and (ii) the Unitholder must hold at least five Units after such tender. Accordingly, a Unitholder should not tender if, as a result of such tender, the tendering holder (other than one transferring all of his or her Units) will hold less than five Units. All Units held by a Unitholder will be deemed to have been tendered unless otherwise indicated .

       3. SIGNATURES ON LETTER OF TRANSMITTAL.

          (a) If this Letter of Transmittal is signed by the registered holder(s) of the Units, the signature(s) must correspond exactly with the Unitholder's registration.

          (b) If any of the Units are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

          (c) If any Units are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

          (d) If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and if requested, proper evidence satisfactory to the Company of such person's authority so to act must be submitted.

       4. STOCK TRANSFER TAXES. Except as set forth in this Instruction 4, the Company will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Units to it or its order pursuant to the Offer. If payment of the purchase price is to be made to any person other than the registered holder, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

       5. SPECIAL MAILING INSTRUCTIONS. If payment for the Units is to be issued to the registered holder(s) but mailed to other than the address of record, the section entitled "Special Mailing Instructions" must be completed.

       6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Requests for assistance may be directed to, or additional copies of the Offer to Purchase and this Letter of Transmittal may be obtained from, the Depositary or the Soliciting Agent at their respective addresses set forth below.

       7. IRREGULARITIES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Units will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any particular Units (i) determined by it not to be in the appropriate form or (ii) the acceptance for purchase of Units which may, in the opinion of the Company's counsel, be unlawful.

       IMPORTANT: THIS LETTER OF TRANSMITTAL, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO JULY 21, 1997, UNLESS EXTENDED.


          THE DEPOSITARY:              THE SOLICITING AGENT FOR THE OFFER IS:

 THE FIRST NATIONAL BANK OF BOSTON        CHRISTOPHER WEIL & COMPANY, INC.
        Shareholder Services                      (800) 478-2605
           P.O. Box 1872
         Mail Stop 45-02-53
    Boston, Massachusetts 02105
           (617) 575-3120